EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement Nos. 333-40838, 333-40846, 333-40868, 333-66390, 333-101201, 333-102039, 333-107628 and 333-110847 on Form S-8 and Registration Statement No. 333-102036 on Form S-3 of our reports dated June 29, 2005, relating to the financial statements of Capstone Turbine Corporation and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
June 29, 2005

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